Exhibit 99

The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100 USA Tel. 804.289.9600 Fax 804.289.9758

Contact: Investor Relations 804.289.9709	FOR IMMEDIATE RELEASE

THE BRINK’S COMPANY REPORTS IMPACT OF AMENDMENTS TO THE

COAL INDUSTRY RETIREE HEALTH BENEFIT ACT

RICHMOND, Va., December 20, 2006 - In October 1992, The Coal Industry Retiree Health Benefit Act of 1992 (the “Health Benefit Act”) was enacted as part of the Energy Policy Act of 1992. The Health Benefit Act established rules for the payment of future health care benefits for thousands of retired union mine workers and their dependents. The Health Benefit Act established a trust fund, The United Mine Workers of America Combined Benefit Fund, to which “signatory operators” and “related persons,” including The Brink’s Company (the “Company”) and some of its subsidiaries and former subsidiaries (collectively, the “Brink’s Companies”) have paid premiums for those beneficiaries even though such beneficiaries had no contractual right to receive medical care and death benefits from the Brink’s Companies.

The Company has previously recorded a liability related to these annual premiums as its “Health Benefit Act Obligations”. In accordance with EITF 92-13 “Accounting for Estimated Payments in Connection with the Coal Industry Retiree Health Benefit Act of 1992,” this liability was recorded in undiscounted dollars even though the underlying premium payments were expected to stretch over 60 to 70 years. As of September 30, 2006, the balance of the Company’s Health Benefit Act Obligations liability was $170.4 million.

Today, the “Tax Relief and Health Care Act of 2006” (the “Act”) was signed into law. By providing alternative funding, the Act substantially reduces, but does not eliminate, the obligations of the Company related to health care and death benefits of former miners who were not eligible for such benefits under contractual arrangements with the Company.

The funding relief will be phased in over the next four calendar years. Management has estimated the impact of the Act on both projected cash flows for the next four years and the undiscounted value of the previously recorded liability. Such estimates have been prepared using actuarial information as of December 31, 2005; such data will be updated in the normal course of preparing the annual report for 2006.

The Company estimates cash payments related to its Health Benefit Act Obligations will approximate: $7 million in 2007, $3 million in 2008, $2 million in 2009 and $1 million in 2010. Further, it expects to reduce the recorded liability by approximately $150 million; the reduction will be recorded as a pre tax gain within Discontinued Operations during the fourth quarter of 2006. There will be no impact on income from continuing operations.

The Act also provides elective mechanisms to reduce the impact of joint and several liability on the Company and its assets. The Company will explore the feasibility and costs associated with these mechanisms.

The Act did not change the Company’s direct contractual obligations related to retiree medical plans. As previously disclosed, the Company has established a Voluntary Employees’ Beneficiary Association (VEBA) to help fund these obligations. The balance in the VEBA at September 30, 2006 approximated $433 million.

This release contains both historical and forward-looking information. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information. Forward-looking information in this document includes, but is not limited to, anticipated changes in the Company’s estimated liability related to the Health Benefit Act, the estimated payout period for annual Health Benefit Act Obligations, and the Company’s exploration of ways to reduce the impact of joint and several liability. The forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies that could cause actual results to differ materially from those that are anticipated.

These risks, uncertainties and contingencies, many of which are beyond the control of the Company and its subsidiaries, include, but are not limited to, changes to the number of Health Benefit Act plan participants and their dependents, actual medical expenses related to benefits, the funding and benefit levels of Health Benefit Act plans, changes in inflation rates (including medical inflation) and interest rates, and new laws and government regulations. The information included in this release is representative only as of the date of this release, and the Company undertakes no obligation to update any information contained in this release.

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is a global leader in security and risk management services and operates two businesses: Brink’s, Incorporated and Brink’s Home Security. Brink’s, Incorporated is the world’s premier provider of secure transportation and cash management services. Brink’s Home Security is one of the largest and most successful residential alarm companies in North America. For more information, please visit The Brink’s Company website at www.brinkscompany.com or call toll free 877-275-7488.

# # #